Exhibit 99.1

N E W S R E L E A S E

Contact:	David Higie
Phone:	(412) 269-6449
Release:	Immediate (Nov. 8, 2012)

BAKER ANNOUNCES FINANCIAL RESULTS FOR THIRD QUARTER AND FIRST NINE MONTHS OF 2012

Company Adopts Comprehensive Plan to Improve Performance and Deliver Value to

Shareholders, Including a $0.14 /Share Quarterly Dividend

PITTSBURGH — Michael Baker Corporation (NYSE MKT:BKR) today reported its financial results for the third quarter and first nine months of 2012. The Company also announced that its Board of Directors had adopted a comprehensive plan to improve performance and deliver value to shareholders, including a $0.14 per share quarterly dividend payable on December 19, 2012, to shareholders of record on November 28, 2012.

Results of Operations

For the quarter, Baker reported net income from continuing operations of $0.7 million, or $0.07 per diluted share, on total contract revenues of $145.2 million. This compares to net income from continuing operations of $7.1 million, or $0.76 per diluted share, on total contract revenues of $131.1 million in the third quarter of 2011.

The $14.1 million period-over-period increase in revenues was driven primarily by the addition of $23.1 million in revenues from RBF, which Baker acquired on October 1, 2011, partially offset by a decrease in work performed for the Department of Defense. The decrease in net income is attributable primarily to lower utilization, the impact of unfavorable project mix, and an increase in acquisition-related amortization expenses. This was partially offset by the addition of RBF’s gross profit and the recognition of certain non-recurring overhead adjustments related to the Company’s FEMA contracts for several prior contract years.

Total backlog for continuing operations at September 30, 2012, increased to $1.65 billion, as compared to $1.59 billion at December 31, 2011. Of these totals, $635 million and $685 million, respectively, are considered funded backlog.

For the first nine months of 2012, the Company reported income from continuing operations of $4.3 million, or $0.45 per diluted share, on total contract revenues of $452.2 million, compared with income from continuing operations of $12.8 million, or $1.38 per diluted share, on total contract revenues of $382.2 million in the first nine months of 2011.

The full-year forecasted effective income tax rate for continuing operations was 44.0 percent and 37.5 percent at September 30, 2012 and 2011, respectively.

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“As we have said previously, general market conditions for many U.S. engineering firms remain challenging and we continue to see delays in major projects,” said Bradley L. Mallory, president and chief executive officer. “While we remain cautiously optimistic that the business environment will improve going forward, we are not content to wait for that improvement. Instead, we have adopted a comprehensive plan to improve our performance and deliver value to our shareholders.”

Performance Improvement Plan

During the third quarter, Baker completed an organizational realignment designed to increase work sharing, enhance cross selling and improve utilization. The Company also adopted a performance improvement plan designed to reduce its cost structure by approximately $18.0 to $20.0 million in 2013, with estimated one-time expense costs to achieve these savings of $1.0 million, substantially all of which will be incurred in the fourth quarter of 2012. Progress against this Performance Improvement Plan will be monitored by a special committee of the Board of Directors.

“With the completion of our acquisitions of LPA in 2010 and RBF in 2011, we successfully expanded our geographic footprint in the U.S., and we intend to focus on maximizing the potential cost and revenue synergies that we believe those firms present,” added Mallory. “While we may consider other potentially accretive add-on acquisitions, we expect to focus squarely in the near and intermediate term on furthering integrating LPA and RBF, as well as on the improvement of our overall results of current operations.”

Delivering Value to Shareholders

At September 30, 2012, Baker had a cash balance of $67.1 million and no debt, demonstrating that it continues to generate positive cash flow from operations despite difficult business conditions. In consideration of the Company’s financial resources and its focus on improving organic results rather than pursuing significant acquisitions, the Board of Directors has adopted a policy to pay regular quarterly dividends. Accordingly, the Board declared a cash dividend of $0.14 per share, payable on December 19, 2012, to shareholders of record on November 28, 2012.

Additionally, the Board authorized the repurchase of up to $10.0 million of the Company’s common shares. Shares may be repurchased from time to time for cash in open-market or privately-negotiated transactions in accordance with applicable securities laws. The Company will determine the timing and amount of any repurchase based on its evaluation of market conditions, share price and other factors. The share repurchase program has no pre-established closing date and may be initiated, suspended or discontinued at any time.

“The Board believes in Baker’s long-term prospects and is committed to seeking to deliver value to shareholders,” said Richard L. Shaw, chairman. “The Board will actively monitor the progress of the Performance Improvement Plan and take whatever actions we can to assure that its objectives are met.”

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About Baker

Michael Baker Corporation (www.mbakercorp.com) provides engineering, design, planning and construction services for its clients’ most complex challenges worldwide. The firm’s primary business areas are architecture, aviation, defense, environmental, geospatial, homeland security, municipal & civil, oil & gas, rail & transit, telecommunications & utilities, transportation, urban development and water. With more than 3,000 employees in over 100 offices across the United States, Baker is focused on creating value by delivering innovative and sustainable solutions for infrastructure and the environment.

Conference Call

Michael Baker Corporation has scheduled a conference call and webcast for Friday, November 9, at 9:00 a.m. EST, to discuss the third quarter and first nine months’ results. Please call 877-769-6805 at least 10 minutes prior to the start of the call. To access the webcast, please visit the investor relations portion of Baker’s website at www.mbakercorp.com.

(The above information contains forward-looking statements concerning our future operations and performance. Forward-looking statements are subject to market, operating and economic risks and uncertainties that may cause our actual results in future periods to be materially different from any future performance suggested herein. Factors that may cause such differences include, among others: the events described in the “Risk Factors” section of our 2011 Form 10-K; increased competition; increased costs; changes in general market conditions; changes in industry trends; changes in the regulatory environment; changes in our relationship and/or contracts with the Federal Emergency Management Agency (“FEMA”); changes in anticipated levels of government spending on infrastructure; changes in loan relationships or sources of financing; changes in management; changes in information systems; and divestitures and acquisitions. Such forward-looking statements are made pursuant to the Safe Harbor Provisions of the Private Securities Litigation Reform Act of 1995.)

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FINANCIAL SUMMARY

(Unaudited)

Operating Results	For the three months ended September 30,		For the nine months ended September 30,
(In thousands, except earnings per share)	2012	2011	2012	2011
Revenues	$145,237	$131,139	$452,193	$382,233
Gross profit	22,774	27,117	72,099	75,642
Operating Income	1,389	9,368	6,026	18,660
Income before income taxes and noncontrolling interests	$1,617	$9,673	$7,920	$19,218
Net income from continuing operations before noncontrolling interests	$838	$7,295	$4,888	$13,631
Income from discontinued operations, net of tax	322	116	822	101
Less: Income attributable to noncontrolling interests	179	178	585	814

Net income attributable to Michael Baker Corporation	$981	$7,233	$5,125	$12,918
Earnings per share:
Basic-continuing operations	$0.07	$0.76	$0.46	$1.38
Diluted-continuing operations	0.07	0.76	0.45	1.38
Basic-net income	0.11	0.77	0.55	1.39
Diluted-net income	$0.10	$0.77	$0.53	$1.39

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Segment results
(In millions)	For the three months ended September 30,		For the nine months ended September 30,
	2012	2011	2012	2011
Revenues
Transportation	$78.3	$76.2	$242.7	$219.4
Federal	66.9	54.9	209.5	162.8

Total revenues	$145.2	$131.1	$452.2	$382.2

Gross Profit
Transportation	$13.5	$14.0	$41.4	$38.4
Federal	9.8	13.5	32.1	38.0
Corporate	(0.5)	(0.4)	(1.4)	(0.7)

Total gross profit	22.8	27.1	72.1	75.7

Less: SG&A
Transportation	(11.9)	(11.1)	(36.7)	(35.1)
Federal	(9.5)	(6.6)	(29.4)	(21.9)

Total SG&A	(21.4)	(17.7)	(66.1)	(57.0)

Operating income/(loss)
Transportation	1.6	2.9	4.7	3.3
Federal	0.3	6.9	2.7	16.1
Corporate	(0.5)	(0.4)	(1.4)	(0.7)

Total operating income	$1.4	$9.4	$6.0	$18.7

Backlog			As of
(In millions)			September 30, 2012	December 31, 2011
Funded			$635.3	$684.6
Unfunded			1,010.2	908.6

Total			$1,645.5	$1,593.2

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Condensed Balance Sheet	As of
(In thousands)	September 30, 2012	December 31, 2011
ASSETS
Cash and cash equivalents	$67,055	$36,050
Available for sale securities	—	12,323
Receivables, net	104,177	104,091
Unbilled revenues on contracts in progress	73,087	77,713
Prepaid expenses and other	15,796	16,100

Total current assets	260,115	246,277

Property, plant and equipment, net	17,346	20,903
Goodwill and other intangible assets, net	96,772	104,505
Other long-term assets	8,132	8,189

Total assets	$382,365	$379,874

LIABILITIES & SHAREHOLDERS’ INVESTMENT
Accounts payable	$39,517	$44,434
Accrued compensation and insurance	38,400	36,366
Billings in excess of revenues on contracts in progress	24,588	24,064
Other accrued expenses	24,741	27,677

Total current liabilities	127,246	132,541

Other long-term liabilities	27,043	26,704

Total liabilities	154,289	159,245

Common Stock	10,159	10,067
Additional paid-in capital	68,600	66,218
Retained earnings	153,730	148,605
Accumulated other comprehensive loss	—	(90)
Less - Treasury shares	(5,160)	(4,888)

Total Michael Baker Corporation shareholders’ investment	227,329	219,912
Noncontrolling interests	747	717

Total shareholders’ investment	228,076	220,629

Total liabilities & shareholders’ investment	$382,365	$379,874

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